UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2010
_______________________________

REOSTAR ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
_______________________________

Nevada	000-52316	20-8428738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3880 Hulen Street
Forth Worth, Texas 76107
(Address of principal executive offices)

(817) 989-7367
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

               (c) Effective November 15, 2010, M.O. Rife III was appointed as the Chief Executive Officer of ReoStar Energy Corporation (the "Company"). Mr. Rife, age 71, is the current Chairman of the Board of Directors of the Company, a position he has held since February 2007. Mr. Rife also serves on the Company's Audit Committee as its chairman and as a member of its Compensation Committee. From August 2003 to February 2007, Mr. Rife was a partner of REO Energy, Ltd, a predecessor company to ReoStar. From November 2003 to February 2007, Mr. Rife was a partner of JMT Resources Ltd, a predecessor company to ReoStar. From 1997 to 2005, Mr. Rife served as Chairman of Board of Matrix Energy Services Corp., a publicly traded oil and gas exploration company. Mr. Rife has been in the oil and gas industry for 50 years and has been involved in the drilling, completion and operation of over 3,500 wells throughout the mid-continent Region including Louisiana, Oklahoma, and New Mexico. Mr. Rife attended Texas Christian University.

               There is no family relationship between Mr. Rife and any of the other executive officers or directors of the Company.

Item 8.01 Other Events.

               On November 1, 2010, the Company filed a voluntary petition for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas. The Company also filed separate voluntary petitions for its operating subsidiaries ReoStar Gathering, ReoStar Leasing, and ReoStar Operating. As of the date of this report, an order confirming a plan of reorganization, arrangement or liquidation has not been adopted or confirmed.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
REOSTAR ENERGY CORPORATION

Dated: December 7, 2010	/s/ Scott D. Allen
Scott D. Allen, Chief Financial Officer